Exhibit 99.2

Contact:

Drew Prairie

AMD Public Relations

(512) 602-4425

drew.prairie@amd.com

Ruth Cotter

AMD Investor Relations

(408) 749-3887

ruth.cotter@amd.com

AMD Commences Tender Offer for its

8.125% Senior Notes due 2017

SUNNYVALE, Calif. — June 2, 2014 — Advanced Micro Devices, Inc. (NYSE: AMD) today announced that it commenced a cash tender offer (“Tender Offer”) for any and all of its outstanding 8.125% Senior Notes due 2017 (the “8.125% Notes”). Concurrent with the Tender Offer, AMD is also soliciting consent from the holders of the Notes (the “Holders”) for proposed amendments (the “Proposed Amendments”) to the terms of the 8.125% Notes to reduce the minimum notice period required in connection with redemption of the 8.125% Notes from 30 days to 3 business days. AMD intends to finance the purchase of the 8.125% Notes tendered in the tender offer with the net proceeds from the closing of AMD’s private offering of $400 million of senior notes due 2024 (the “New Notes Offering”), which was also separately announced by AMD today. To the extent the net proceeds from the New Notes Offering are not enough to redeem the then outstanding 8.125% Notes, AMD intends to use cash on hand, including the remaining net proceeds from its February 2014 offering of its 6.75% Senior Notes due 2019, if required, to fund the redemption of any such 8.125% Notes.

The Tender Offer will expire at 12:00 midnight, New York City time, on June 27, 2014, unless extended (such date and time, as it may be extended, the “Expiration Time”) or earlier terminated by AMD. Holders who validly tender, and do not validly withdraw, their 8.125% Notes on or prior to the Expiration Time will be entitled to receive $1,025.88 for each $1,000 principal amount of 8.125% Notes purchased in the Tender Offer, plus accrued and unpaid interest to, but not including, the date of payment for the 8.125% Notes accepted for payment. Furthermore, Holders who (i) validly tender, and do not validly withdraw, their 8.125% Notes and (ii) consent to the Proposed Amendments, at or prior to 12:00 midnight, New York City time, on June 13, 2014 (the “Consent Payment Date”), will receive $20.00 for each $1,000 principal amount of 8.125% Notes purchased pursuant to the Tender Offer, resulting in a total consideration of $1,045.88 for each $1,000 principal amount of 8.125% Notes. Upon the receipt of the required consents to approve the Proposed Amendments, AMD will enter into a supplemental indenture to amend the terms of the indenture governing the 8.125% Notes (the “Effective Time”). Holders who tender their 8.125% Notes prior to the Consent Payment Deadline may withdraw their tendered 8.125% Notes at any time prior to the earlier of the Effective Time or 12:00 midnight, New York City time, on June 13, 2014. Holders who tender their 8.125% Notes after such withdrawal deadline may not withdraw their tendered 8.125% Notes.

The Tender Offer is contingent upon the satisfaction of certain conditions, including the closing of New Notes Offering, which will be subject to customary closing conditions.

Full details of the terms and conditions of the tender offer are included in the Offer to Purchase and Consent Solicitation dated June 2, 2014.

AMD has retained J.P. Morgan Securities LLC to act as the Dealer Manager for the tender offer and as Solicitation Agent for the consent solicitation. Questions regarding the tender offer may be directed to

J.P. Morgan Securities LLC at (800) 245-8812(toll-free) or (212) 270-1200 (collect). Requests for the Offer to Purchase and Consent Solicitation and other documents relating to the Tender Offer may be directed to MacKenzie Partners, Inc., the Information Agent and Depositary in connection with the Tender Offer, at (800) 322-2885 (toll-free) or (212) 929-5500 (collect).

None of AMD, any member of its Board of Directors, the Dealer Manager and Solicitation Agent or the Information Agent/Depositary is making any recommendation to Holders as to whether to tender or refrain from tendering their 8.125% Notes into the Tender Offer. Holders must decide whether they will tender in the Tender Offer and, if so, how many 8.125% Notes they will tender.

This news release is for information purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the 8.125% Notes or any other securities. The Tender Offer is only being made pursuant to the Tender Offer documents, including the offer to purchase and consent solicitation statement and the related consent and letter of transmittal that AMD is distributing to Holders of the 8.125% Notes. The Tender Offer is not being made to Holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About AMD

AMD (NYSE: AMD) designs and integrates technology that powers millions of intelligent devices, including personal computers, tablets, game consoles and cloud servers that define the new era of surround computing. AMD solutions enable people everywhere to realize the full potential of their favorite devices and applications to push the boundaries of what is possible. For more information, visit www.amd.com.

Cautionary Statement

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward-looking statements reflect current expectations and projections about future events, including whether the New Notes Offering is completed on the terms specified or at all, AMD’s anticipated use of proceeds therefrom and the timing and completion of the tender offer, and thus involve uncertainty and risk. It is possible that future events, including whether the tender offer is completed on the terms specified or at all, may differ from expectations due to a variety of risks and other factors such as those described in AMD’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013 and Quarterly Report on Form 10-Q for the quarter ended March 29, 2014, as filed with the U.S. Securities and Exchange Commission. It is not possible to foresee or identify all such factors. Any forward-looking statements in this news release are based on certain assumptions and analyses made in light of AMD’s experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. AMD does not intend to update any particular forward-looking statements contained in this news release.

AMD, the AMD Arrow logo, and combinations thereof, are trademarks of Advanced Micro Devices, Inc. Other names are for informational purposes only and may be trademarks of their respective owners.